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                                                                    EXHIBIT 12.1

                              ESSEX PORTFOLIO, L.P.


                  SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                      (Dollars in thousands, except ratios)


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                                                                   YEARS ENDED DECEMBER 31
                                                               -------------------------------
                                                                1999        1998        1997
                                                               -------     -------     -------
EARNINGS:
  Income before minority interests
    and extraordinary item .................................   $61,616     $40,600     $34,146
  Interest expense .........................................    21,268      19,374      12,659
  Amortization of deferred financing costs .................       566         718         509
                                                               -------     -------     -------
  TOTAL EARNINGS ...........................................   $83,450     $60,692     $47,314
                                                               =======     =======     =======

FIXED CHARGES:
  Interest expense .........................................   $21,268     $19,374     $12,659
  Convertible preferred stock dividends ....................     1,333       3,500       2,681
  Perpetual preferred unit distributions ...................    12,238       5,595        --
  Amortization of deferred financing costs .................       566         718         509
  Capitalized interest .....................................     5,172       3,494       1,276
                                                               -------     -------     -------
  TOTAL FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS ........................................   $40,577     $32,681     $17,125
                                                               =======     =======     =======

RATIO OF EARNINGS TO FIXED CHARGES
  (EXCLUDING PREFERRED STOCK DIVIDENDS) ....................      3.09 X      2.57 X      3.28 X
                                                               =======     =======     =======

RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED DIVIDENDS ..........................      2.06 X      1.86 X      2.76 X
                                                               =======     =======     =======
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